Exhibit 10.2

GUARANTY

THIS GUARANTY, dated as of October 14, 2016, (this “Guaranty”), is made by PENNYMAC MORTGAGE INVESTMENT TRUST (the “Guarantor”) in favor of JPMorgan Chase Bank, N.A. (“Chase”).

Recitals

Pursuant to the Master Repurchase Agreement, dated as of October 14 2016 (as supplemented, amended or restated from time to time, the “Repurchase Agreement”), by and between Chase, as Buyer, and PennyMac Corp. and PennyMac Operating Partnership, L.P., as Sellers (“Sellers”), Chase has agreed to purchase certain Mortgage Loans from Sellers and Sellers have agreed to repurchase such Mortgage Loans upon the terms and subject to the conditions set forth therein.

It is a condition precedent to the obligation of Chase to purchase Mortgage Loans from Sellers under the Repurchase Agreement that Guarantor shall have executed and delivered this Guaranty to Chase.

Guaranty and Agreements

For good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

1.Defined Terms. All capitalized terms defined in the Repurchase Agreement and used, but not defined differently, in this Guaranty have the same meanings here as there.

“Chase”, “Guarantor” and “Guaranty” are defined in the preamble.

“Change in Control” means either of the following events (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock (or equivalent equity interests) of Guarantor at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock (or equivalent equity interests).

“Expiration Date” is defined in Section 2(c).

“Foreign Buyer” is defined in Section 4(e)(ii)(4).

“Guarantor Event of Default” is defined in Section 11.

“Indirect” is defined in Section 4(d)(2).

“IRS” is defined in Section 4(e)(ii)(4).

“Material Adverse Effect” means (a) a material adverse change in the financial condition of Guarantor since the effective date of the most recent financial statements of Guarantor delivered to Buyer, (b) a material impairment of the ability of Guarantor to perform under this Guaranty and to avoid a breach or default hereunder or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Guaranty against Guarantor.

“Obligations” means the obligations and liabilities of Sellers and Guarantor to Chase, arising under, or out of or in connection with the Repurchase Agreement, this Guaranty or any other Transaction Document, whether on account of covenants, Repurchase Prices, Margin Deficits, Price Differential, Required Amounts, Income, escrow payments, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to Chase that are required to be paid by Sellers pursuant to the terms of the Transaction Documents) or otherwise and whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.

“Other Taxes” is defined in Section 4(e)(ii)(2).

“Plans” is defined in Section 3(n).

“REIT” means a real estate investment trust, as defined in Section 856 of the IRC.

“Repurchase Agreement” and “Sellers” are defined in the recitals.

“Taxes” is defined in Section 4(e)(ii)(1).

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty refer to this Guaranty as a whole and not to any particular provision, and Section references are to Sections of this Guaranty unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.Guaranty.

(a)Unconditional Payment Guaranty.  Guarantor hereby unconditionally and irrevocably guarantees to Chase and its successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Sellers of the Obligations when due, whether at their stated maturity, by acceleration or otherwise

(b)Costs of Enforcement and Collection.  Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Chase in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty.  This Guaranty shall remain in full force and effect until the Obligations are paid in full, notwithstanding that from time to time prior thereto either or both Sellers may be free from any Obligations.

(c)Liability Unaffected by Certain Payments; Guarantor Remains Liable.  No payment or payments made by Sellers, Guarantor, any other guarantor or any other Person, or received or collected by Chase from Sellers, Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations, shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder.  Guarantor shall remain liable for the Obligations until (i) the Obligations are satisfied and paid in full and (ii) the earlier to occur of (a) expiration of the Repurchase Agreement and the other Transaction Documents or (b) termination of the Repurchase Agreement and the other Transaction Documents (such date, the “Expiration Date”), notwithstanding any payment or payments referred to in the foregoing sentence other than payments made by Guarantor in respect of the Obligations or payments received or collected from Guarantor in respect of the Obligations.

(d)Notify Chase of Purpose of Payments Made.  Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to Chase on account of its liability hereunder, it will notify Chase in writing that such payment is made under this Guaranty for such purpose.

3.Representations, Warranties and Covenants of Guarantor. Guarantor hereby represents, warrants and covenants (which representations and warranties, except as otherwise specifically provided, will be deemed republished concurrently with each purchase Transaction under the Repurchase Agreement) that:

(a)Organization and Good Standing.  Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, has full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no Material Adverse Effect.  For the purposes hereof, “good standing” includes qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its organization and in each jurisdiction in which Guarantor transacts business.

(b)Authority and Capacity.  Guarantor has all requisite power, authority and capacity to enter into this Guaranty and to perform the obligations required of Guarantor hereunder.  This Guaranty constitutes a valid and legally binding agreement of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship and similar laws, and by equitable principles.  No consent, approval, authorization, license or order of or registration or filing with, or notice to, any Governmental Authority is required under state or federal law prior to the execution, delivery and performance of or compliance by Guarantor with this Guaranty.

(c)No Conflict.  Neither the execution and delivery of this Guaranty, nor the consummation of the transactions contemplated by this Guaranty, nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of (i) any lien, charge or encumbrance of any nature upon the properties or assets of Guarantor, (ii) any mortgage, indenture, deed of trust, loan or credit agreement, other guaranty or other agreement or instrument to which Guarantor is now a party or by which it is bound (other than this Guaranty) or (iii) any of the terms, conditions or provisions of Guarantor’s charter or by-laws or any similar organizational documents of Guarantor.

(d)Performance.  Guarantor does not believe, nor does Guarantor have any reason or cause to believe, that Guarantor cannot perform each and every covenant contained in this Guaranty.

(e)Ordinary Course Transaction.  Performance of Guarantor’s obligations under this Guaranty is in the ordinary course of Guarantor’s business.

(f)Litigation; Compliance with Laws.  There is no Litigation pending or, to Guarantor’s knowledge threatened, that might have a Material Adverse Effect.  Guarantor has not violated any Requirement of Law applicable to Guarantor that could reasonably be expected to have a Material Adverse Effect.

(g)Statements Made.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Guarantor to Chase in connection with the negotiation, preparation or delivery of this Guaranty or included herein or delivered pursuant hereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Guarantor to Chase in connection with this Guaranty and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to a Responsible Officer of Guarantor that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Chase for use in connection with the transactions contemplated hereby.

(h)Solvency.  As of the date hereof and immediately after giving effect to each Transaction under the Repurchase Agreement, the fair value of the assets of Guarantor is greater than the fair value of Guarantor’s liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on Guarantor’s financial statements in accordance with GAAP), and Guarantor is not insolvent (as defined in 11 U.S.C. § 101(32)), is able to pay its debts as they mature and does not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage.  Guarantor does not intend to incur, or believe that it has incurred, debts beyond its ability to pay as they mature.  Guarantor is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Guarantor or any of its assets.

(i)Financial Condition.  Guarantor’s balance sheet and statement of income and cash flows heretofore furnished to Chase fairly present in all material respects the financial condition of Guarantor as of their respective dates and the results of Guarantor’s operations for the periods ended on their respective dates.  As of such dates, Guarantor had no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against on, said balance sheets and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Guarantor except as heretofore disclosed to Chase in writing.  Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.  Since the date of the most recently-provided financial statements, no event or events have occurred that have had a Material Adverse Effect, nor is a Responsible Officer of Guarantor aware of any state of facts particular to Guarantor that (with or without notice or lapse of time or both) could reasonably be expected to have a Material Adverse Effect.

(j)Regulation U.  Guarantor is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any sales made under the Repurchase Agreement will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)Investment Company Act.  Guarantor is not an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l)Agreements.  Guarantor is not a party to any agreement, instrument or indenture, or subject to any restriction, materially adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements referred to in Section 3(g).  Guarantor is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default would, or could reasonably be expected to, have a Material Adverse Effect.  As of the date of this Guaranty, no holder of any Debt of Guarantor has given notice of any alleged default thereunder, or, if given, the same has been cured or will be cured by Guarantor within the cure period provided therein, or has been waived in writing by such holder.  No liquidation or dissolution of Guarantor and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Guarantor or any of Guarantor’s property is pending or, to the knowledge of any Responsible Officer of Guarantor, threatened.

(m)Title to Properties.  Guarantor has good, valid, insurance (in the case of real property) and marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements delivered pursuant to Section 4(g)4(g).

(n)ERISA.  All plans of a type described in Section 3(3) of ERISA (“Plans”) in respect of which Guarantor is an “employer,” as defined in Section 3(5) of ERISA, are in substantial compliance with ERISA, and none of such Plans is insolvent or in reorganization, has an accumulated or waived funding deficiency within the meaning of Section 412 of the Internal Revenue Code, and Guarantor has not incurred any material liability (including any material contingent liability) to or on account of any such Plan pursuant to Sections 4062, 4063, 4064, 4201 or 4204 of ERISA; and no proceedings have been instituted to terminate any such Plan, and no condition exists which presents a material risk to Guarantor of incurring a liability to or on account of any such Plan pursuant to any of the foregoing Sections of ERISA.  No Plan or trust forming a part thereof has been terminated since December 1, 1974.

(o)Proper Names.  Guarantor does not operate in any jurisdiction under a trade name, division, division name or name other than those names previously disclosed in writing by Guarantor to Chase, and all such names are utilized by Guarantor only in the jurisdiction(s) identified in such writing.

(p)No Undisclosed Liabilities.  Other than as disclosed in the most current financial statements delivered to Buyer, Guarantor does not have any liabilities or Debt, direct or contingent.  This representation initially refers to the financial statements referred to in Section 3(i) and will be deemed republished concurrently with delivery to Buyer of updated financial statements pursuant to Sections 4(g)(i) and 4(g)(ii).

(q)Tax Returns and Payments.  All federal, state and local income, excise, property and other tax returns required to be filed with respect to Guarantor in any jurisdiction have been filed on or before the due date thereof (plus any applicable extensions); all such returns are true and correct; all taxes, assessments, fees and other governmental charges upon Guarantor, and upon Guarantor’s property, income or franchises, which are due and payable have been paid, including, without limitation, all FICA payments and withholding taxes, if appropriate, other than those which are being contested in good faith by appropriate proceedings, diligently pursued and as to which Guarantor has established adequate reserves determined in accordance with GAAP consistently applied.  The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in Section 3(i) are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Guarantor, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which Guarantor may be liable in Guarantor’s own right or as transferee of the assets of, or as successor to, any other Person.

(r)Subsidiaries.  Guarantor has not issued, and does not have outstanding, any warrants, options, rights or other obligations to issue or purchase any shares of its capital stock or other securities.  The outstanding shares of capital stock or other indicia of equity of Guarantor have been duly authorized and validly issued and are fully paid and non-assessable.

(s)Place of Business and Formation.  As of the date of this Guaranty, the principal place of business of Guarantor is 6101 Condor Dr., Third Floor, Moorpark, California 93021.  As of the date hereof, and during the four (4) months immediately preceding that date, (i) the chief executive office of Guarantor and the office where Guarantor’s financial books and records relating to Guarantor’s property and all contracts relating thereto and all accounts arising therefrom are kept is and has been located at that address.

(t)Guarantor is a REIT.

4.Covenants of Guarantor.  Guarantor hereby covenants with Chase as follows:

(a)Maintenance of Existence; Conduct of Business.  Guarantor will preserve and maintain its corporate or other existence in good standing.  Whether Guarantor is a corporation, partnership, limited liability company or another type of entity, Guarantor will (i) maintain all of Guarantor’s rights, privileges, licenses and franchises necessary in the normal conduct of Guarantor’s business and conduct such business in an orderly and efficient manner, (ii) keep adequate books and records of Guarantor’s business activities and (iii) make no material change in the nature or character of Guarantor’s business.

(b)Compliance with Applicable Laws.  Guarantor will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could materially adversely affect Guarantor’s business, operations, assets or financial condition, except where contested in good faith and by appropriate proceedings, and with sufficient reserves established therefor.

(c)Inspection of Properties and Books.  Guarantor will permit authorized representatives of Chase to (a) discuss the business, operations, assets and financial condition of Guarantor with Guarantor’s officers, employees and accountants and to examine Guarantor’s books of account, records, reports and other papers and make copies or extracts thereof and (b) inspect all of Guarantor’s property and all related information and reports at Guarantor’s expense, all at such reasonable times as Chase may request.

(d)Notices.  During the period of this Guaranty, Guarantor will promptly notify Chase of the occurrence of any of the following and provide such additional documentation and cooperation as Chase may request with respect to any of the following:

(1)any change in Guarantor’s business address or telephone number;

(2)Any merger, consolidation or reorganization of Guarantor, or any changes in Guarantor’s ownership, or ownership of Guarantor’s business, by direct or indirect means.  “Indirect” means any change in ownership of a controlling interest of Guarantor’s direct or indirect corporate parent, if any;

(3)any change of Guarantor’s name;

(4)any significant adverse change in Guarantor’s financial position;

(5)entry of any court judgment or regulatory order in which Guarantor may be required to pay a claim or claims which could have a Material Adverse Effect;

(6)the filing of any petition, claim or lawsuit against Guarantor which could reasonably be expected to have a Material Adverse Effect;

(7)Guarantor admits to committing, or is found to have committed, a material violation of any law, regulation or order relating to its business operations;

(8)the initiation of any investigations, audits, examinations or reviews of Guarantor by an Agency, any local, state or federal agency or any trade association or consumer advocacy group relating to the business operations of Guarantor with the exception of normally scheduled audits or examinations by Guarantor’s regulators;

(9)any disqualification or suspension of Guarantor by an Agency, including any notification or knowledge from any source of any disqualification or suspension, or any warning of any such disqualification or suspension or impending or threatened disqualification or suspension;

(10)the filing, recording or assessment of any federal, state or local tax Lien against Guarantor;

(11)the occurrence of any Guarantor Event of Default or the occurrence of any default under this Guaranty and continuation thereof for five (5) days; or

(12)any other action, event or condition of any nature that has or could reasonably be expected to have a Material Adverse Effect or that, with or without notice or lapse of time or both, will constitute a default under any other agreement, instrument or indenture to which Guarantor is a party or to which Guarantor’s properties or assets may be subject.

(e)Payment of Debt, Taxes, Etc.

(i)Pay Taxes.  Guarantor shall pay and perform all material obligations and material Debt of Guarantor in accordance with its terms, and pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed on Guarantor or on its income, receipts or properties, before the same shall become past due, as well as all lawful claims for labor, materials or supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided that Guarantor shall not be required to pay obligations, Debt, taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which Guarantor shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued, if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending; and provided further that book reserves adequate under GAAP shall have been established with respect thereto.

(ii)Payments Free and Clear; Other Taxes; Indemnity; Foreign Buyers; Provisions Survive Termination.

(1)All payments made by Guarantor under this Guaranty shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding taxes imposed on (or measured by) its net income (however denominated) or capital, branch profits taxes, franchise taxes or any other tax imposed on the net income by the

United States, a state or a foreign jurisdiction under the laws of which Chase is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Guarantor for Guarantor’s own account not later than the date when due.  If Guarantor is required by Requirement of Law to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Chase, promptly, original tax receipts and other evidence satisfactory to Chase of the payment when due of the full amount of such Taxes and (d) pay to Chase such additional amounts as may be necessary so that such Chase receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Guaranty, as if no such deduction or withholding had been made.

(2)In addition, Guarantor agrees to pay to the relevant Governmental Authority in accordance with all applicable Requirements of Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty (“Other Taxes”).

(3)Guarantor agrees to indemnify Chase for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Guaranty, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Chase shall have provided Guarantor with evidence, reasonably satisfactory to Guarantor, of payment of Taxes or Other Taxes, as the case may be.

(4)Any assignee of Chase that is not incorporated or otherwise created under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Guarantor with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Guaranty is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a purchaser of Mortgage Loans under the Repurchase Agreement.  Each Foreign Buyer will resubmit the appropriate form on the earliest of (x) the third anniversary of the prior submission or (y) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D).  For any period with respect to which a Foreign Buyer has failed to provide Guarantor with the appropriate form or other relevant document pursuant to this subparagraph (unless such failure is due to a change in any Requirement of Law occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under this Section 4(e) with respect to Taxes imposed by the United States; provided that should a Foreign Buyer which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Guarantor shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(5)Without prejudice to the survival or any other agreement of Guarantor hereunder, the agreements and obligations of Guarantor contained in this Section 4(e) shall survive the termination of this Guaranty.  Nothing contained in this Section 4(e) shall require Chase to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f)Insurance.  Guarantor shall maintain (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies; (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies approved by Chase, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity; and (c) within thirty (30) days after notice from Chase, obtain such additional insurance as Chase shall reasonably require, all at the sole expense of Guarantor.  Photocopies of such policies shall be furnished to Chase without charge upon obtaining such coverage or any renewal of or modification to such coverage.

(g)Financial Statements and Other Reports.

(i)As soon as available and in any event not later than forty-five (45) days after the end of each calendar month, statements of income and changes in stockholders’ equity and cash flow of Guarantor and its Subsidiaries on a consolidated basis for the immediately preceding month, and related balance sheet as at the end of the immediately preceding month, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by a Responsible Officer of Guarantor, subject, however, to normal year-end audit adjustments;

(ii)As soon as available and in any event not later than ninety (90) days after the end of each fiscal year of Guarantor, statements of income, changes in stockholders’ equity and cash flows of Guarantor and its Subsidiaries on a consolidated basis for the preceding fiscal year, the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to Chase and prepared by an accounting firm reasonably satisfactory to Chase, or other independent certified public accountants of recognized standing selected by Guarantor and acceptable to Chase, as to said financial statements and a certificate signed a Responsible Officer of Guarantor stating that said financial statements fairly present the financial condition and results of operations of Guarantor as at the end of, or for, such year;

(iii)From time to time, with reasonable promptness, such further information regarding the business, operations, properties or financial condition of Guarantor as Chase may reasonably request.

(h) REIT Status.  Guarantor is a REIT and for its current taxable year is entitled to a dividends paid deduction under the requirements of Section 857 of the IRCwith respect to any dividends paid by it with respect to each taxable year for which it claims a deduction in its Form 1120-REIT filed with the IRS.

(i)Financial Covenants.

(i)Leverage Ratio.  Guarantor shall not permit the Leverage Ratio of it and its Subsidiaries on a consolidated basis, computed as of the end of each calendar month, to exceed 5.0 to 1.0.

(ii)Minimum Tangible Net Worth.  Guarantor shall not permit the Tangible Net Worth of Guarantor and its Subsidiaries on a consolidated basis, computed as of the end of each calendar month, to be less than Eight Hundred Sixty Million Dollars ($860,000,000).

(iii)Maintenance of Liquidity.  Guarantor shall not permit the unencumbered Liquidity of it and its Subsidiaries on a consolidated basis, computed as of the end of each calendar month, to be less than Forty Million Dollars ($40,000,000).

(iv)Net Income.  Guarantor shall test its net income at the end of each calendar quarter and shall not permit its net income before taxes for more than one of any two successive calendar quarters to be less than One Dollar ($1).

(j)Use of Chase’s Name.  Guarantor shall confine its use of Chase’s logo and the “Chase” and “JPMorgan” names to those uses specifically authorized by Chase in writing.

(k) Transactions with Affiliates.  Guarantor will not and will not permit any of its Subsidiaries to enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any of Guarantor’s Affiliates unless such transaction is (a) otherwise permitted under this Guaranty or the Repurchase Agreement, (b) in the ordinary course of Guarantor’s or such Subsidiary’s business and (c) upon fair and reasonable terms no less favorable to Guarantor or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate.

(l)Further Assurances.  Guarantor agrees to do such further acts and things and to execute and deliver to Chase such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Chase to carry into effect the intent and purposes of this Guaranty or to better assure and confirm unto Chase its rights, powers and remedies hereunder.

5.Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, Guarantor hereby irrevocably authorizes Chase or any of its Affiliates at any time and from time to time without notice to Guarantor, any such notice being expressly waived by Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Chase or any of its Affiliates to or for the credit or the account of Guarantor, or any part thereof in such amounts as Chase may elect, against and on account of the obligations and liabilities of Guarantor to Chase hereunder and claims of every nature and description of Chase or any of its Affiliates against Guarantor, in any currency, whether arising hereunder, under the Repurchase Agreement or under any other Transaction Document, as Chase may elect, whether or not Chase has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  Chase shall notify Guarantor promptly of any such setoff and the application made by Chase; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of Chase and its Affiliates under this Section are in addition to other rights and remedies (including without limitation, other rights of setoff) which Chase and its Affiliates may have.

6.No Subrogation. Notwithstanding any payment or payments made by Guarantor hereunder or any setoff or application of funds of Guarantor by Chase or any of its Affiliates, Guarantor shall not be entitled to be subrogated to any of the rights of Chase against Sellers, or either of them, or any other guarantor or any collateral security or guarantee or right of offset held by Chase for the payment of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Sellers or any other guarantor in respect of payments made by Guarantor hereunder, until all amounts owing to Chase by Sellers on account of the Obligations are paid and satisfied in full and the Repurchase Agreement is terminated.  If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid and satisfied in full, such amount shall be held by Guarantor in trust for Chase, segregated from other funds of Guarantor, and, forthwith upon receipt by Guarantor, shall be turned over to Chase in the exact form received by Guarantor (duly indorsed by Guarantor to Chase, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Chase may determine.

7.Amendments, Etc. with Respect to the Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Chase may be rescinded and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, terminated, waived, surrendered or released by Chase, and the Repurchase Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Chase may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Chase for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Chase shall not have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto.  When making any demand hereunder against Guarantor, Chase may, but shall be under no obligation to, make a similar demand on either or both Sellers or any other guarantor, and any failure by Chase to make any such demand or to collect any payments from either or both Sellers or any such other guarantor or any release of either or both Sellers or such other guarantor shall not relieve Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Chase against Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

8.Waiver of Rights. Guarantor waives any and all notice of any kind including, without limitation, notice of the creation, renewal, extension or accrual of any of the Obligations, and notice of or proof of reliance by Chase upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between Sellers and Guarantor, on the one hand, and Chase, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon either or both Sellers or Guarantor with respect to the Obligations.  Guarantor waives every right and defense to which it may be entitled by virtue of any suretyship or similar law, including, without limitation, failure of consideration, fraud by or affecting any Person, usury, forgery, breach of warranty, failure to satisfy any requirement of the statute of frauds, running of any statute of limitation, accord and satisfaction and any defense based on election of remedies of any type.  In addition, Guarantor waives any requirement that Chase exhaust any right, power or remedy or proceed against either or both Sellers.

9.Guaranty Absolute and Unconditional. Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of the full and punctual payment and performance by Sellers of the Obligations and not of their collection or collectability only and is in no way conditioned upon any requirement that Chase first attempt to collect any of the obligations from either or both Sellers, without regard to (a) the validity, regularity or enforceability of the Repurchase Agreement or any other Transaction Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Chase, (b) any defense, setoff, deduction, abatement, recoupment, reduction or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by either or both Sellers against Chase or (c) any other circumstance whatsoever (with or without notice to or knowledge of either or both Sellers or Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of either or both Sellers from the Obligations, or of Guarantor from this Guaranty, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against Guarantor, Chase may, but shall be under no obligation to, pursue such rights, powers, privileges and remedies as it may have against either or both Sellers or any other Person or against the Mortgage Assets or any other collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Chase to pursue such other rights or remedies or to collect any payments from either or both Sellers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of either or both Sellers or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights, powers, privileges and remedies, whether express, implied or available as a matter of law or equity, of Chase against Guarantor.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and the successors and assigns thereof, and shall inure to the benefit of Chase, and its successors, indorsees, transferees and assigns, until all of the Obligations and the obligations of

Guarantor under this Guaranty shall have been satisfied by performance and payment in full and the Repurchase Agreement and the other Transaction Documents shall have been terminated, notwithstanding that from time to time during the term of the Repurchase Agreement either or both Sellers may be free from any Obligations.

10.Event of Default.  If an Event of Default under the Repurchase Agreement shall have occurred and be continuing, Guarantor agrees that, as between Guarantor and Chase, the Obligations may be declared to be due for purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any such declaration as against either or both Sellers and that, in the event of any such declaration (or attempted declaration), such Obligations shall forthwith become due by Guarantor for purposes of this Guaranty.

11.Guarantor Events of Default.  The following events each constitutes a “Guarantor Event of Default” which shall also be deemed to be an Event of Default under the Repurchase Agreement:

(a)Guarantor shall default in the payment of any amount required to be paid by it under this Guaranty; or

(b)any representation or warranty made by Guarantor in connection with this Guaranty or contained herein is inaccurate or incomplete in any material respect on or as of the date made or hereafter becomes untrue; or

(c)Guarantor shall fail to comply with any of the requirements set forth in Section 4(i) (Financial Covenants); or

(d)Guarantor shall fail to observe or perform any other duty, responsibility or obligation contained in the Transaction Documents (other than the other Guarantor Events of Default identified elsewhere in this Section 11) and such failure to observe or perform shall continue unremedied for a period of five (5) days; or

(e)any Act of Insolvency by or in respect of Guarantor occurs; or

(f)Guarantor shall fail to (i) continue to be qualified as a REIT or (b) to continue to be entitled to a dividends paid deduction under the requirements of Section 857 of the IRC with respect to any dividends paid by it with respect to each taxable year for which it claims a deduction in its Form 1120-REIT filed with the IRS; or

(g)one or more judgments or decrees are entered against Guarantor involving claims of Ten Million Dollars ($10,000,000) in the aggregate, not paid or not fully covered by insurance, and all such judgments or decrees are not vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from entry thereof; or

(h)there is a default under any agreement, if any, that Guarantor or any of its Affiliates or Subsidiaries has with Chase or any of its Affiliates or Subsidiaries and that relates to

Debt to Chase or any of its Affiliates or Subsidiaries of One Million Dollars ($1,000,000) or more; or

(i)Guarantor fails to pay when due any other Debt of Ten Million Dollars ($10,000,000) or more beyond any period of grace provided, or there occurs any breach or default with respect to any material term of any other Debt if the effect of such failure, breach or default is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, Debt of Guarantor of Ten Million Dollars ($10,000,000) or more to become or be declared due prior to its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

(j)any one or more events have occurred that have had a Material Adverse Effect; or

(k)any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the assets of Guarantor, or shall have taken any action to displace the management of Guarantor or to curtail its authority in the conduct of the business of Guarantor, and such action shall not have been discontinued or stayed within thirty (30) days; or

(l)this Guaranty ceases to be in full force and effect, or Guarantor’s material obligations under this Guaranty shall cease to be in full force and effect, or Guarantor shall contest the enforceability thereof; or

(m)any Change in Control of Guarantor or Guarantor’s business shall have occurred without Chase’s prior consent or a material change in the management of Guarantor shall have occurred which has not been approved by Chase; or

(n)the initiation of any investigation of Guarantor by any state or federal agency, that is reasonably likely to have a material adverse effect on Guarantor’s ability to perform its obligations under this Guaranty; or

(o)any other event shall occur with respect to Guarantor that Chase determines, in its sole discretion, has had a Material Adverse Effect.

12.Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Chase upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either or both Sellers or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, either or both Sellers or Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.Payments. Guarantor hereby guarantees that payments hereunder will be paid to Chase without deduction, abatement, recoupment, reduction, setoff or counterclaim in U.S. Dollars in accordance with the wiring instructions of Chase.

14.Notices. All notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Guaranty) shall be given or made in writing (including without limitation by email or telecopy) and delivered to the intended recipient at the “Address for Notices” specified on the signature page hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such communications shall be deemed to have been received on the date delivered to or received at the premises of the addressee.

15.Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.Integration. This Guaranty and the other Transaction Documents represent the agreement of Guarantor with respect to the subject matter hereof and thereof and there are no promises or representations by Chase relative to the subject matter hereof or thereof not reflected herein or therein.

17.Amendments in Writing; No Waiver; Cumulative Remedies.

(a)None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Chase; provided that any provision of this Guaranty may be waived in writing by Chase.

(b)Chase shall not be deemed by any act (except by a written instrument pursuant to Section 17(a)), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any Default or Event of Default, Guarantor Event of Default, or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Chase, any right, power, remedy or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power, remedy or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by Chase of any right, power, privilege or remedy hereunder on any one occasion shall not be construed as a bar to any right, power, privilege or remedy which Chase would otherwise have on any future occasion.

(c)The rights, powers, privileges and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights, powers, privileges or remedies provided by law.

18.Subordination of Sellers’ Obligations to Guarantor.  Guarantor agrees that if, for any reason whatsoever, either or both Sellers is now or hereafter becomes liable, obligated or indebted to Guarantor, all such liabilities, obligations and indebtedness, together with all interest thereon and fees and other charges in connection therewith, and all liens, security interests, charges and other security devices, shall at all times, be second, subordinate and inferior in right of payment, in lien priority and in all other respects to the Obligations and to all liens, collateral assignments, security interests and other security devices or arrangements securing the Obligations.

19.Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation of this Guaranty.

20.Successors and Assigns. This Guaranty shall bind the successors and permitted assigns of Guarantor and benefit Chase and its successors and assigns.  This Guaranty may not be assigned or delegated by Guarantor without the express written consent of Chase in its sole discretion and any attempt to assign, delegate or transfer this Guaranty without such consent shall be null and void and of no effect whatsoever.

21.Governing Law. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

22.Waiver of Jury Trial; Consent to Jurisdiction and Venue; Service of Process.  GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY.  GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT GUARANTOR MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH GUARANTOR MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING IN THIS SECTION 21 SHALL AFFECT THE RIGHT OF CHASE TO BRING ANY ACTION OR PROCEEDING AGAINST GUARANTOR OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.  EACH PARTY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES SPECIFIED ON THE SIGNATURE PAGE HERETO.

EACH OF GUARANTOR AND CHASE HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN GUARANTOR AND CHASE ARISING OUT OF OR IN ANY WAY RELATED TO THIS GUARANTY OR ANY OTHER TRANSACTION DOCUMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT TO CHASE TO PROVIDE THE FACILITY EVIDENCED BY THE AGREEMENT.

23.Joint and Several.  If any other Person in any manner or by any means or method also guarantees payment, performance or both payment and performance, of any or all of the Obligations, Guarantor shall be jointly and severally liable with such other Person for payment and performance of those Obligations.

24.Agents. Chase may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

25.Counterparts. This Guaranty may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument and any of the parties hereto may execute this Guaranty by signing any such counterpart.

(The remainder of this page is intentionally blank; counterpart signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed and delivered as of the day and year first above written.

PENNYMAC MORTGAGE INVESTMENT TRUST By:/s/ Pamela Marsh Pamela Marsh Managing Director, Treasurer	JPMORGAN CHASE BANK, N.A. By:/s/ Lee Chung Lee Chung Authorized Officer
Address for Notices: PennyMac Mortgage Investment Trust 3043 Townsgate Road, Third Floor Westlake Village, CA 91361 Phone: (805) 330-6059 Fax: (818) 936-0145 email: pamela.marsh@pnmac.com	Address for Notices: JPMorgan Chase Bank, N.A. 712 Main Street, 3rd Floor North Houston, Texas 77002 Attention: Lee Chung Phone: (713) 216-1847 Fax: (713) 216-5570 email: lee.s.chung@jpmorgan.com